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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                            (Amendment No. Three)*

                      LORONIX INFORMATION SYSTEMS, INC.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               544183 10 6
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2-95)


                                 Page 1 of 5 Pages

CUSIP No. 544183 10 6                   13G                   Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Edward Jankowski
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power         795,633
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power         N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         795,633
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power         N/A
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     795,633
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     17.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 544183 10 6                                         Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER
            Loronix Information Systems, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            820 Airport Road
            Durango, CO 81301
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Edward Jankowski
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            820 Airport Road
            Durango, CO 81301
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            544183 10 6
-------------------------------------------------------------------------------


ITEM 3.     N/A


ITEM 4.

    (a) Amount Beneficially Owned:
        670,134 Common Shares held at 12/31/97
        125,499 Common Shares held pursuant to stock options exercisable within 60 days
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        17.1%
    ---------------------------------------------------------------------------

CUSIP No. 544183 10 6                                         Page 4 of 5 Pages


    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              795,633
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              N/A
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              795,633
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              N/A
              -----------------------------------------------------------------

ITEM 5.  N/A


ITEM 6.  N/A


ITEM 7.  N/A


ITEM 8.  N/A


ITEM 9.  N/A

CUSIP No. 544183 10 6                                         Page 5 of 5 Pages


ITEM 10.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Feb. 3, 1998
                                       ----------------------------------------
                                                       Date

                                       /S/ Edward Jankowski
                                       ----------------------------------------
                                                     Signature

                                       Edward Jankowski
                                       ----------------------------------------
                                                     Name/Title